Adino Energy Corporation
And
Intercontinental Fuels, LLC

Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (“Code”) includes certain general business principles that govern how Adino Energy Corporation and Intercontinental Fuels, LLC (individually, a "Company" and collectively, the "Companies") and their subsidiaries conduct their affairs, as well as certain specific policies and procedures.

Upholding the Companies' reputation is paramount. We are judged by how we act. Our reputation will be upheld if we act with honesty and integrity in all our dealings and we do what we think is right at all times within the legitimate role of business.

The Companies have as their core values honesty, integrity and respect for people. The Companies also firmly believe in the fundamental importance of the promotion of trust, openness, teamwork and professionalism, and pride in what we do.

The Companies recognize that maintaining the trust and confidence of shareholders, employees, customers and other people with whom we do business, as well as the communities in which we work, is crucial to the Companies' continued growth and success.

We intend to merit this trust by conducting ourselves according to certain values set forth in this Code. These values have served the Companies well for many years, and therefore the Companies are codifying these core principles. Management wants to ensure that all employees are aware of these values and the importance of acting in accordance with the spirit as well as the letter of this Code, and as a result, the Companies are distributing this Code to all employees.

To assist in accomplishing these goals, the governing persons of the Companies have adopted this Code, which is designed, among other things, to:

•	Deter wrongdoing;

•	Promote honest and ethical conduct, including the ethical handling of business relationships and of actual or apparent conflicts of interest between personal and professional relationships;

•
Promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Companies file with the Securities and Exchange Commission and in other public communications made by the Companies;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting of violations of this Code to appropriate persons; and

•	Promote accountability for adherence to this Code.

This Code is applicable to all employees and directors of the Companies and their subsidiaries. "Employee" is defined broadly to mean any employee, full or part time or temporary, and any officer of any of the Companies or their subsidiaries. "Director" means any member of the board of directors, or persons performing similar functions, of any of the Companies or their subsidiaries. This Code therefore is applicable to the principal executive officer, the principal financial officer, and the principal accounting officer or controller of each of the Companies, and is intended to meet the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K promulgated by the SEC.

In addition to the obligation to comply with this Code and promptly report suspected violations, all employees may be required to certify periodically that they have read and complied with this Code.

General Business Principles

1. Responsibilities

The Companies recognize five areas of responsibility:

a.	To shareholders

To protect shareholders' investment, and work to enhance the return to the shareholders within the spirit of our values.

b.	To customers

To win and maintain customers by developing and providing products and services which offer value in terms of price, quality, safety and environmental impact, and which are supported by the requisite technological, environmental and commercial expertise.

c.	To employees

To respect the human rights of our employees, to provide our employees with good and safe working conditions and good and competitive terms and conditions of service, to promote the development and best use of human talent and equal opportunity employment, to encourage the involvement of employees in the planning and direction of their work and in the application of these principles within our Companies.

d.	To those with whom we do business

To seek mutually beneficial relationships with contractors, suppliers and joint venture partners, and to promote the application of these principles in so doing. The ability to promote these principles effectively will be an important factor in the decision to enter into or remain in such relationships.

e.	To society

To conduct business as responsible business members of society, to observe the laws of the countries in which we operate, to express support for fundamental human rights in line with the legitimate role of business, and to give proper regard to health, safety and the environment consistent with our commitment to contribute to sustainable development.

We see these five areas of responsibility as inseparable. Therefore it is the duty of management continuously to assess these principles and discharge its responsibilities as best it can on the basis of that assessment.

2. Economic Principles

Profitability is essential to discharging these responsibilities and staying in business. It is one measure both of efficiency and of the value that customers place on the Companies' products and services. Without profits and a strong financial foundation, it would not be possible to fulfill the responsibilities outlined above.

3. Business Integrity

The Companies insist on honesty, integrity and fairness in all aspects of our business and expect the same in our relationships with all those with whom we do business. We expect all employees to conduct themselves in a manner which would not be detrimental to the best interests of the Companies. In addition, no employee should derive financial gain from third parties as a direct consequence of his or her employment with the Companies.

We will adhere to all laws and regulations applicable to our businesses. The direct or indirect offer, payment, solicitation and acceptance of bribes in any form are unacceptable practices. Employees and directors must avoid conflicts of interest between their private financial activities and their part in the conduct of the Companies' businesses. All business transactions on behalf of the Companies must be reflected accurately and fairly in the accounts of the Companies in accordance with established procedures and are subject to audit. All employees will cooperate with the Companies' accountants and internal and independent auditors to ensure that they have all relevant information necessary to record transactions appropriately on the Companies' books and records.

4. Political Activities

a.	Of the Companies

The Companies act in a socially responsible manner within the laws of the countries in which we operate in pursuit of our legitimate commercial objectives. The Companies do not make payments to political parties, political organizations or their representatives or take any part in party politics. However, when dealing with governments, the Companies have the right and the responsibility to make our position known on any matter, including those which affect our employees, our customers, our shareholders, or ourselves. We also have the right to make our position known on matters affecting the communities that we serve and in which we operate.

b.	Of employees

The Companies encourage all employees to participate in the political process by registering and voting and keeping informed on political matters. Employees are free to contribute financially to or otherwise support the candidates or political parties of their choice. When participating in the political process, however, employees must make clear that they are doing so as private individuals, and not as representatives of the Companies. Employees should be aware that lobbying activities on behalf of organizations or businesses such as the Companies are subject to state and federal laws which must be strictly observed. If an individual wishes to stand for election to public office, he or she may do so if it does not in any way hinder the employee's job performance. Employees should notify their Manager before making plans to campaign for, or serve in, public office.

5. Health, Safety and the Environment

The Companies support health, safety and environmental management in their day-to-day business activities.

6. The Community

The Companies believe employees should take a role in community affairs and support employees in those activities.

7. Communication

The Companies recognize that open communication is essential. The Companies are therefore committed to full, fair, accurate, timely and understandable disclosure in the reports they file with the SEC and in their public communications generally.

Legal and Ethical Obligations Under the Code of Business
Conduct and Ethics
These obligations are simply stated:

•	Comply fully with all applicable laws;

•	Foster an affirmative attitude concerning fair dealing and compliance with the law among those reporting to you and among your colleagues;

•
Demand and exhibit conduct consistent with the expectations of the communities in which we operate and necessary to maintain the good reputation of the Companies for fair, honest and ethical conduct; and

•
Report any violation of this Code or applicable laws or regulations or any threat to human health, safety, the environment or assets of the Companies that you have a good faith reason to believe has occurred or exists to your supervisor or any other member of the management team.

Company Compliance Policies

In addition to this Code, the Companies have compliance policies covering many of the topics discussed below that are generally applicable to all employees and may be obtained from your supervisor or manager. Other policies are adapted specifically to certain work areas or to employees dealing in the areas covered by those policies. It is the responsibility of every employee to know which policies apply to his or her job performance, to be familiar with all relevant policies and to conduct his or her job in strict compliance with those policies. Questions concerning all policies may be addressed to your immediate supervisor, or any member of the management team. The Companies also conduct ongoing educational programs and training on certain compliance issues for employees. Because written policies and training programs cannot anticipate every possible factual situation, there is logically a burden on you to seek clarification and advice whenever a question concerning compliance with this Code or our other policies arises.

1. Accuracy of Records and Reporting

The Companies are committed to full, fair, accurate, timely and understandable disclosure in the reports they file with the SEC and in their public communications generally. This is not possible if the Companies do not have complete and accurate records, information and data. The Companies' books, records and accounts will be maintained in reasonable detail to accurately and fairly reflect transactions and dispositions of assets of the Companies and will be kept in accordance with applicable laws and accounting practices. No fund, asset, liability, revenue or expense of the Companies shall be concealed or incompletely or incorrectly recorded. Each employee shall cooperate with the Companies' accountants and internal and independent auditors to ensure that they have all relevant information necessary to record transactions appropriately on the Companies' books and records. No employee or director shall make any materially false or misleading statement or omission to the Companies' accountants or internal or independent auditors in connection with the audit or review of the Companies' financial statements or the preparation or filing of any document or report to be filed with the SEC. No employee or director shall take any action to coerce, manipulate, mislead, or fraudulently influence the Companies' independent auditors in the performance of an audit or review of the Companies' financial statements. You should use common sense and observe standards of good taste regarding content and language in your records and documents. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork and inappropriate characterizations of people and entities that can be misunderstood. This applies equally to email, internal memos and formal communications. You should keep in mind that in the future, the Companies or a third party may rely on or interpret a document or communication with the benefit of hindsight or the disadvantage of imperfect recollections. Records should always be retained or destroyed according to the Companies' record retention policies. The Companies retain the right to monitor communications emanating from facilities or equipment owned or leased by the Companies.

2. Anti-Boycott Laws

Federal law prohibits persons from taking or agreeing to take certain actions in connection with any unsanctioned foreign boycott directed against any country friendly to the United States. This prohibition applies to persons located in the United States (including individuals and companies), United States citizens and permanent residents anywhere in the world, and most activities of U.S. subsidiaries abroad. In general, these laws prohibit the following actions (and agreements to take such actions) that could further any boycott not approved by the United States: (a) refusing to do business with other persons or companies (because of their nationality, for example); (b) discriminating in employment practices; (c) furnishing information on the race, religion, gender or national origin of any U.S. person; (d) furnishing information about any person's affiliations or business relationships with a boycotted country or with any person believed to be blacklisted by a boycotted country; or (e) utilizing letters of credit that contain prohibited boycott provisions. Boycott related requests may be subtle or indirect, coming in a request in a bid invitation, purchase order, contract, letter of credit, orally in connection with a transaction or in other ways. If you receive such a request, you should contact your supervisor or any member of the management team.  Violations of these laws carry both civil and criminal penalties.

3. Antitrust Laws

The Companies' intention is to conduct operations in strict compliance with all applicable Federal, state and foreign antitrust laws. The antitrust laws, which are sometimes known as monopoly, fair trade, competition or cartel laws, are designed to ensure a fair and competitive market system and protect consumers from unfair business arrangements and practices. These laws generally prohibit business activities that constitute unreasonable restraints of trade. Among other things, they also prohibit certain conduct between competitors, such as price fixing agreements. Severe criminal and civil penalties, both corporate and individual, exist for violations of the antitrust laws.

4. Confidential Information

Employees and directors must maintain the confidentiality of sensitive or proprietary information entrusted to them by the Companies and their customers and business partners, except when disclosure is required by law or regulations or authorized by the Companies’ legal counsel. Employees and directors should assume that such information includes all nonpublic information that might be of use to competitors or harmful to the Companies or their customers if disclosed, and that it includes information entrusted to the Companies by suppliers and customers. Employees must preserve the confidentiality of such information even after they cease employment with the Companies. Equally important, employees and directors must not use such information for their personal benefit.

5. Conflicts of Interest

A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Companies. Employees and directors must avoid such conflicts of interest. Further, employees and directors must continually bear in mind that even the appearance of a conflict of interest can be detrimental to the Companies. A conflict situation can arise when an employee or director takes actions or has interests that make it difficult to perform his or her Company work or duties objectively and effectively. We are entitled to expect of every person loyalty to the best interests of the Companies and the application of their skill, talent and education to the discharge of job responsibilities, without any reservations whatsoever. Conflicts of interest may arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Companies. Loans to, or guarantees of obligations of, such persons or their families may create conflicts of interest, and most loans to or guarantees of obligations of officers and directors of the Companies are prohibited by law. Because it is impossible to describe every possible conflict between personal and professional relationships, the Companies rely on the commitment of each employee and director to exercise sound judgment, to seek guidance when appropriate and to adhere to the highest ethical standards.

Employees must obtain authorization from the appropriate President of the relevant Company and Directors and executive officers must obtain authorization from the noninterested members of the Audit Committee of the applicable Board of Directors for any business relationship or proposed business transaction in which they or an immediate family member has a direct or indirect interest, or from which they or an immediate family member may derive a personal benefit (a “Related Party Transaction”).

Employees must not approve payments for business transactions with a vendor in which he or she or a member of his or her family is directly or indirectly providing materials and/or services, rather, these payments should be approved by the employee’s supervisor. Any Related Party Transaction involving a benefit to a President, an executive officer, a head of a corporate function or any of the foregoing’s immediate family members must be approved by the Audit Committee of the appropriate Board of Directors.

Employees and directors have a duty to avoid situations that might be adverse to the Company's interest. Accepting business gifts and entertainment is commonplace and may only represent a desire on the part of the giver to build goodwill and sound working relationships, but employees and directors may not accept gifts that might influence their judgment when representing the Companies' interests.

You must not make personal investments that would affect your ability to make unbiased decisions on behalf of the Companies. If you made such an investment before joining the Companies, or if your position with the Companies changes in such a way that a previous investment would affect your decision making, you must report the facts to your supervisor or Manager. Investments subject to this prohibition could include investments in a public or private company that is a vendor to the Companies, a customer or competitor of the Companies, or otherwise does business with the Companies. This policy does not prohibit investments of less than 1% of the outstanding equity or debt securities of a public company.

Employees may not simultaneously work for a competitor, customer or supplier of any of the Companies. Employees and directors may not use Company property, information or position for improper personal gain.

Directors of the Companies should inform the full Board of Directors prior to joining the board of directors or advisory board of any other business enterprise so that any relevant disclosure requirements and conflict of interest issues can be analyzed and discussed.

6. Drug and Alcohol Abuse

The Companies strive to provide employees with a workplace free from substance abuse (i.e., the illegal or illicit use of drugs and the abuse of alcohol) and a workplace where all individuals are able to perform their assigned responsibilities in a safe and productive manner. Accordingly, employees may not (a) use, possess, sell or distribute illegal or unauthorized drugs on Company property, while operating any Company vehicle or equipment, or while conducting Company business; (b) use, possess, sell or distribute alcohol on Company property, while operating any Company vehicle or equipment, or while conducting Company business (except the use and possession of alcohol during Company sponsored business or social functions where the use of alcohol remains moderate); (c) use any drug, including prescribed drugs, while operating Company vehicles or equipment if it is unsafe to use the drug in that circumstance; (d) possess, sell or distribute paraphernalia and equipment related to illegal or unauthorized drug use on Company property, while operating any Company vehicle or equipment, or while conducting Company business; or (e) refuse to test for drug or alcohol use in any testable situation.

All employees taking a prescription or over-the-counter medication that could adversely affect performance or job related functions or pose a direct threat to the health and safety of the employee or others in the workplace are responsible for notifying their supervisor. It is not the intent of the Companies to interfere with the use of drugs legitimately prescribed by a physician.

Employees must realize that the use of alcohol or drugs on their own time or away from Company property may nevertheless affect their on-the-job performance or the safety of their coworkers. The Companies therefore have a "Zero Tolerance" policy with respect to drugs and alcohol – if an employee tests positive for drugs or alcohol, as defined in the Companies' policies, the resulting disciplinary action will be termination of employment. Employees must conduct themselves in compliance with the Companies' policies on drug and alcohol use and with any applicable laws, rules and regulations.

7. Equal Opportunity

The Companies are fully committed to a workplace that is founded on diversity and equal opportunity and is free from discriminatory action. In support of this commitment, the Companies prohibit discrimination on the basis of race, color, religion, sex, sexual orientation, national origin, age, marital status, physical or mental handicap or other disability, status as a special disabled veteran or veteran of the Vietnam era, military or veteran status, citizenship of individuals legally authorized to work in the United States or other legally protected status. Either without reasonable accommodation or with reasonable accommodations as required by law, disabled persons must in any case be able to perform the essential functions of a job.

The Companies are also committed to a workplace free from harassment or discrimination based on race, sex, sexual orientation, color, religion, national origin, age, military or veteran status or disability. Such harassment or discrimination is prohibited by the Companies.

Any person who feels that he or she has been or is being harassed or discriminated against in violation of the Companies' policy should bring such actions to the attention of their supervisor or any member of the management team.  The employee should choose the person with whom he or she is most comfortable in discussing the details of the incident or conduct. Supervisors must notify the appropriate Manager with any reports of harassment.

8. Export Control

Exports of commodities and technical data are regulated under federal law. These laws may impose licensing and reporting requirements, or in some cases prohibitions, relating to exports. For example, in the case of many countries these restrictions prevent the export or re-export of U.S.-origin goods or technical data that have the potential to be used in a manner detrimental to the United States. Violations of export control regulations can result in serious criminal penalties to the Companies and to individuals.

9. Fair Dealing

Each employee and director should endeavor to deal fairly with the Companies' customers, suppliers, competitors and employees. In the course of their employment or duties with the Companies, no employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. This Code and these provisions with respect to fair dealing do not, however, alter existing legal rights and obligations of the Companies and their employees, such as "at will" employment arrangements.

10. Government Contracts

The federal government imposes additional obligations on companies with which it does business. Failure to comply with these requirements may be a criminal offense in many instances. The Companies and their employees and directors will observe all laws, rules and regulations which govern the acquisition of goods and services by the government. Further information on this subject is available for employees dealing in this area by consulting the Companies' legal counsel.

11. Health, Safety and the Environment

Every employee is expected to share the Companies' commitment to pursue the goal of not harming people, protecting the environment, using material and energy efficiently and promoting best practices, thereby earning the confidence of customers, shareholders and society at large, being a good neighbor and contributing to sustainable development.  The Companies' policy is to comply with all health, safety and environmental laws, rules and regulations, not just because it is legally required, but also because we believe it is the responsible way to conduct our business. The Companies have a systematic approach to health, safety, and environmental management designed to ensure compliance with the law and to achieve continuous performance improvement. In addition to the Companies, contractors are required, and joint ventures under the Companies' operational control are expected, to apply this policy.

12. Insider Trading

Employees and directors may not seek to benefit personally by buying or selling securities while in possession of material nonpublic information learned as a result of their relationship with the Companies. This rule applies to trading in the common stock, units, shares, debt securities or options of any of the Companies, and also applies to trading in the securities of other companies you learn something about in the course of your employment or relationship with the Companies. It can be difficult to know when information is "material." The determination is not just formalistic. Generally, information is "material" if a reasonable investor would consider it important in determining whether to buy or sell a security. If the information makes you want to buy or sell a security, it likely is material. Information need not be certain to be material. Information that something is likely to happen, may happen or is being considered may be material. "Nonpublic" information is any information that is not reasonably accessible to the investing public. Once the Companies release information through public channels (for instance, a press release or an SEC filing), it may take additional time for it to become broadly disseminated.

Besides their obligation to refrain from trading while in the possession of material nonpublic information, employees and directors also are prohibited from "tipping" others. The concept of unlawfully tipping includes passing on information to family, friends or others under circumstances where you know or reasonably suspect that the person receiving the information will misuse it by trading in securities or passing the information along further. Both the "tipper" and the "tippee" may be held liable, even if the tipper did not trade and receives no monetary benefit from the tippee, and this liability may extend to those to whom the tippee in turn provides the information. Trading on inside information is a crime. In addition to exposing the Companies and their controlling persons and supervisory personnel to liability, penalties for insider trading include criminal fines of up to $1 million (no matter how small the profit) and up to 10 years in jail for individuals. Under some circumstances, people who trade on inside information may be subjected to civil liability in private lawsuits.

Special rules on this subject apply to members of the board of directors of a Company and certain of its executive officers, and those individuals have received separate additional advice from the Companies' legal counsel.

You should contact the Companies' CEO whenever you have a question about any contemplated securities transaction or the interpretation of the Companies' policy.

13. Kickbacks, Bribery and Other Improper Payments; Foreign Corrupt Practices
Act

Bribery laws generally prohibit companies from directly or indirectly promising, offering or paying money or anything of value to anyone (including a government official, an agent or employee of a political party, labor organization, business entity, or a political candidate) with the intent to induce favorable business treatment or to improperly affect business or government decisions. In addition to laws that apply domestically, the United States Foreign Corrupt Practices Act generally makes it a crime for companies, as well as their officers, directors, employees and agents, corruptly to pay, promise, offer or authorize the payment of money or anything of value to foreign officials, foreign political parties or their officials, candidates for foreign political office or officials of public international organizations for the purpose of obtaining or retaining business. That act also generally prohibits such payments, promises, offers or authorizations to any person while knowing that all or a portion of the money or thing of value will be given to a prohibited person for the purpose of obtaining or retaining business. The Foreign Corrupt Practices Act also requires covered entities to maintain accurate books, records and accounts, and to devise a system of internal accounting controls sufficient to provide reasonable assurance that, among other things, the entity's books and records fairly reflect, in reasonable detail, its transactions and dispositions of its assets. In particular, agreements with consultants, agents or sales representatives must be in writing and must state the services to be performed, the fee basis and the amounts to be paid and other material terms and conditions, and the form and content must be approved by the legal counsel of the applicable Company. Payments must bear a reasonable relationship to the value of the services rendered, must be completely documented and recorded, and must not violate the provisions of the Foreign Corrupt Practices Act. Payments to government employees or any other persons as a commercial bribe, influence payment or kickback are prohibited, as is the use of Company funds or assets for any unlawful or improper purpose.

As a policy, the Companies do not make payments with their funds to political parties or candidates for public office. This does not mean, however, that the Companies will not participate in public debate. The Companies have the right and responsibility, in the pursuit of their legitimate commercial objectives, to make their position known on any matter that affects the Companies, their employees or customers. The Companies also have the right to make their position known on matters affecting the community if they have the expertise and can make a significant contribution to the Companies and society.

The Companies encourage employees to participate in the political and governmental process. Employees and directors are free with their own funds to contribute financially to or otherwise support the candidates or political parties of their choice. When participating in the political process, however, employees and directors must make clear that they are doing so as private individuals, and not as representatives of the Companies. Further, such activities must not hinder an employee's job performance.

14. Product Quality and Safety

Federal laws require the reporting of suspect chemical hazards and/or defects in consumer products to the proper authorities. Failure to report can result in substantial civil and criminal penalties for the company and for individuals aware of the hazard.

15. Protection of Assets

The Companies have a large variety of assets, including extremely valuable proprietary information and physical assets. Proprietary information includes the Companies' intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans, engineering ideas, designs, databases, computer programs, records, salary information, and unpublished financial information and reports, and also the confidential data entrusted to employees in connection with their jobs. All employees should endeavor to protect the Companies' assets and ensure their efficient use. Theft or misappropriation of Company funds or property will not be tolerated. Carelessness or waste with respect to assets of the Companies has a direct impact on the Companies' profitability. Protection of Company and third party confidential information properly in the Companies' possession is the personal responsibility of each employee.

Company property or equipment may not be removed from the premises without advance authorization from the employee's supervisor. Personal use of Company tools or equipment is prohibited except in case of prior supervisory approval.

The Companies' telephone, email, voicemail and other computer or communications systems are primarily for business purposes. You may not use these systems in a manner that could be harmful or embarrassing to the Companies. Personal communications using these systems should be kept to a minimum. The Companies reserve the right to monitor any and all aspects of the computer, network, telephone and communications systems, including email. Similarly, should our security systems be capable of recording (for each and every user) each world wide web site visit, each chat, newsgroup or email message and each file transfer into or out of our internal networks, we reserve the right to do so at any time. We also reserve the right to inspect all files stored in private areas of our networks to ensure compliance with our policies. Users of our systems should have no expectation of privacy with respect to anything they create, send, receive or store on their computer or our other systems and networks.

16. Relationships Among the Companies

From time to time, the Companies enter into ordinary course of business commercial transactions with its subsidiaries or affiliates. Examples of such transactions may include the provision of storage and transportation services, reserving capacity on pipelines and the purchase and sale of natural gas. Ordinary course of business commercial transactions between such entities are permitted and may be entered into if they are in accordance with policies with respect to such transactions approved by the respective boards of directors of the Companies, including a majority of the independent directors of each such board.

From time to time, the Companies may be presented with opportunities for acquisitions which could be made by the Companies or its subsidiaries. Such acquisitions shall be made by such entity as is (a) specifically approved by the respective boards of directors of the Companies, including a majority of the independent directors of each such board, or (b) in accordance with acquisition policies approved by the respective boards of directors of the Companies, including a majority of the independent directors of each such board.

Procedures for Obtaining Guidance

When you have a concern or are called upon to evaluate the legal or ethical correctness of a course of action as a result of your employment or relationship with the Companies:

•	Seek out the appropriate policy statements and training manuals and ask your supervisor for clarification when needed.

•	Don't debate alone. Seek the advice of your supervisor or the Companies’ legal counsel and other administrative organizations that can be of assistance.

•	As a guide in making your decision, consider the following: If all the facts surrounding your decision were published in the local newspaper, would you have any regrets or concerns?

•	Understand that the Companies' best interests can never be served by illegal or unethical conduct and that the Companies will never condone it.

Any question concerning legal compliance that cannot be answered promptly and clearly should be referred to the Companies' legal counsel for approval and continuing review. The Companies’ officers, working with the Companies' legal counsel, will seek to explain in a practical and readily understandable manner what is required of employees in order to comply with the law and with the Companies' ethical requirements.

Reporting Compliance Issues

Every employee must promptly report if he or she has a good faith reason to believe that:

•	Any violation of this Code has occurred or is occurring;

•	Any violation of applicable law or governmental rule or regulation has occurred or is occurring; or

•	Any threat to human health, safety, the environment or the Companies' assets has arisen or exists in or as the result of conduct in the workplace.

Every employee should also promptly report any good faith:

•	Complaints regarding accounting, internal accounting controls or auditing matters; or

•	Concerns regarding questionable accounting or auditing matters.

Reporting to your supervisor or your Manager generally discharges this obligation. Those parties have the responsibility to see that the Companies’ legal counsel is promptly informed.

The Pipeline Safety Improvement Act of 2002 prohibits employers from discriminating by discharge or other employment action regarding any employee that provides to the employer or the federal government any violation of any order, regulation or standard of the Federal law regarding pipeline safety. The Sarbanes-Oxley Act of 2002 prohibits public companies from discriminating by various employment actions against any employee who lawfully provides information or assists in an investigation by their supervisors, a federal regulatory authority or law enforcement agency or member or committee of Congress, regarding conduct the employee reasonably believes violates any Federal law relating to fraud against shareholders, any rule of the SEC and certain other laws. Various other laws have similar provisions. No employee will be subject to such retaliation because of a good faith report of a complaint or concern about a violation of this Code, other policies of the Companies, accounting issues, laws or the other matters described above. We are committed to this principle.

Investigating Suspected Violations of Our Code

When noncompliance with this Code, laws, or any of the other matters described above is reported or otherwise suspected, Company officers or the Board of Directors, as appropriate, or the Companies' legal counsel, in the case of an alleged violation of law, will be informed.

A prompt investigation will follow. Upon request, all employees must fully cooperate with any investigation conducted by or on behalf of the Companies. Failure to cooperate in an investigation is grounds for discipline up to and including termination of employment. In the event that the investigation results in a finding of a violation of this Code or applicable law, the Companies will make every effort to stop the violations and will take appropriate actions.

Employees must promptly give notice to the Legal counsel if they receive notice of an governmental investigation of the Companies' business activities or financial affairs or otherwise directed at the Companies. Prompt action shall be taken upon notice of any such investigation to preserve documents believed to be relevant. It will be a serious violation of the Companies' policy to conceal an offense or to alter or destroy evidence.

Discipline

The Companies will consistently and appropriately enforce this Code and their policies.  Discipline will be determined by the appropriate officer or their designees in appropriate cases.  Intentional non-compliance will constitute grounds for dismissal or other serious discipline. Inappropriate cases or when required by law, law enforcement officials will be informed of facts discovered by any investigation concerning non-compliance with the law.

Interpretation and Waivers

Questions regarding this Code should be referred to the Company’s officers or the Board of Directors.   Waivers of this Code may be made only by the Board of Directors of the relevant Company or a duly authorized committee of its board, and will be disclosed to the extent required by applicable law and regulation.

This Code is a statement of the fundamental principles and policies that govern the Companies’ operations.  This Code is not intended to and does not constitute or imply a contract between or among the Companies and their employees or an assurance of continued employment.  This Code creates no rights in any employee, director, supplier, customer, competitor, shareholder or other person or entity.  The Companies may amend this Code at any time and for any reason without prior notice, and such amendment will be disclosed as and to the extent required by applicable law or regulation.